EXHIBIT 99.1
NEWS RELEASE
For more information, contact:

Paul D. Borja
Executive Vice President / CFO
Bradley T. Howes
Investor Relations Officer
(248) 312-2000

FOR IMMEDIATE RELEASE

Flagstar Reports First Quarter 2012 Results and Reaffirms Expected Return to Profitability in 2012
Pre-tax, pre-credit-cost revenue of $206.3 million, up 109.8 percent over prior quarter and 229.9 percent over prior year;
Strong mortgage banking revenues, stable net interest margin and solid growth in core deposits;
Significant improvement in delinquent loan trends

TROY, Michigan. (April 30, 2012) - Flagstar Bancorp, Inc. (NYSE:FBC) (the “Company”), the holding company for Flagstar Bank, FSB (the “Bank”), today reported a first quarter 2012 net loss applicable to common stockholders of $(8.7) million, an improvement from fourth quarter 2011 net loss of $(78.2) million and first quarter 2011 net loss of $(31.7) million. During the quarter, refinements were made to both the allowance for loan losses and representation and warranty reserve models, consistent with a more conservative posture taken by the Bank's new primary regulator and a continuing evolution of the performance dynamics within the mortgage industry. First quarter 2012 net loss included $114.7 million in loan loss provision expense, which included amounts resulting from refinements to the existing loan loss model, as well as increased loan modification activity resulting from a strategic emphasis on loss mitigation beginning in the fourth quarter 2011. First quarter net loss also included $60.5 million in provisions related to the representation and warranty reserve that reflected both charge-offs of certain loans previously sold into the secondary market and expectations of continued elevated levels of repurchase requests from government sponsored entities (GSEs).

“Our first quarter performance reflects continued improvement and revenue growth in each of our core businesses, driving the historically high level of pre-tax, pre-credit-cost revenue,” commented Joseph P. Campanelli, Chairman of the Board, President and CEO. "Although we incurred substantial credit costs, we remained well-capitalized with significant liquidity, experienced significant improvements in delinquent loan trends, continued our emphasis on putting pre-2009 portfolio challenges behind us, and further aligned our loss models with a more conservative regulatory approach as we transitioned to a new primary regulator. At the same time, we were able to generate record mortgage banking revenues to essentially offset the heightened credit costs."

Campanelli continued, “We believe our ability to continue to generate significant revenue is a testament to the strength of the Flagstar brand, specifically in the mortgage market where we anticipate gaining market share. Our long-held distribution channels and industry-leading position in the mortgage market, as well as the strategic initiatives we recently implemented, are allowing us to take advantage of current market dislocation. Consistent with our business plan, we continue to use revenues from mortgage banking to fuel growth in our other business lines. This includes our commercial lending business, in which we are balancing diversification with strong but prudent growth that is funded principally by growth in our lower cost retail core deposit balances.

We believe our business lines are moving in the right direction, and with our continued emphasis on risk management and controlling credit costs, and favorable credit trends, we are reaffirming our previous guidance that we expect to return to profitability during 2012. That view is based on our expectations on economic and business trends as we see them, and is of course subject to many risks related to Flagstar and its business as well as the economy and business conditions more broadly," Campanelli said.

First Quarter Highlights:

•	Substantial mortgage banking revenues.

◦	Gain on loan sale income increased by 91.6 percent to $204.9 million, compared to $106.9 million in prior quarter (margin increased from prior quarter by 85.3 percent to 189 basis points).

◦	Net servicing revenue (loan administration income plus gain (loss) on trading securities) of $32.9 million, compared to $29.0 million in prior quarter.

•	Stable net interest margin, continued growth in commercial loans and reduced funding costs.

◦	Bank net interest margin remained stable at 2.41 percent, compared to 2.43 percent in prior quarter.

◦	Average commercial loans increased by $135.8 million from prior quarter.

◦	Overall cost of funds declined by 5 basis points to 1.76 percent.

•	Remained well-capitalized with significant liquidity.

◦	Tier 1 capital ratio of 8.64 percent and Tier 1 common ratio of 8.58 percent (see non-GAAP reconciliation).

◦
Cash on hand and interest-earning deposits of $757.9 million, in addition to approximately $270 million in liquidity in the form of unencumbered marketable securities and approximately $670 million in unused borrowing capacity at the Federal Home Loan Bank of Indianapolis (FHLB).

•	Continued emphasis on credit risk management and reducing the level of non-performing assets.

◦
Robust and segmented loss models believed to be more consistent with peers regulated by the Office of Comptroller of Currency (OCC). All thrifts previously regulated by the Office of Thrift Supervision (OTS) were required to file their first regulatory Call Report for the quarter ended March 31, 2012.

◦	Non-performing loans held-for-investment decreased by 16.7 percent from prior quarter.

◦	Net charge-offs increased to $151.7 million from prior quarter primarily due to the write-off of specific valuation allowances to conform with the OCC's application of regulatory guidance.

◦	Allowance to non-performing loans increased to 69.1 percent, compared to 65.1 percent in prior quarter.

◦	Increased representation and warranty reserve by $22.0 million from prior quarter.

•	Net loss applicable to common stockholders of $(8.7) million, or $(0.02) per share.

◦
Pre-tax, pre-credit cost revenue of $206.3 million, or $0.36 per share, a $107.9 million increase from the prior quarter and a $143.7 million increase from first quarter 2011 (see non-GAAP reconciliation).

◦	Total credit related costs of $213.6 million (see non-GAAP reconciliation).

First quarter 2012 net loss of $(0.02) per share (diluted) was based on average shares outstanding of 556,623,000, as compared to a fourth quarter 2011 loss of $(0.14) per share (diluted) based on average shares outstanding of 555,360,000 and net loss of $(0.06) per share (diluted) based on average shares outstanding of 553,555,000 in the first quarter 2011.

Net Interest Income

First quarter 2012 net interest income was $74.7 million, relatively flat compared to $75.9 million for the fourth quarter 2011. The slight decrease in net interest income from the prior quarter was primarily due to a decline in average interest-earning assets.

Similarly, net interest margin for the Bank was 2.41 percent for the first quarter 2012, relatively flat compared to 2.43 percent for the fourth quarter 2011.

Average interest-earning assets decreased to $12.6 billion in the first quarter 2012, compared to $12.8 billion in the fourth quarter 2011. This decrease was primarily driven by a reduction in the average balances of residential first mortgage loans held-for-investment, reflecting continued pay downs, charge-offs, and occasional loan sales, as well as a reduction in the average balances of residential first mortgage loans held-for-sale and warehouse loans, reflecting a heightened pace of loan sales during the first quarter 2012.

The average cost of funds for the first quarter 2012 was 1.76 percent, an improvement from the prior quarter level of 1.81 percent, arising primarily from a significant increase in lower-cost retail core deposits. The average cost of total retail deposits decreased in the first quarter 2012 to 1.06 percent, compared to 1.15 percent in the fourth quarter 2011.

Non-interest Income

First quarter 2012 non-interest income was $221.4 million, compared to $118.6 million for the fourth quarter 2011. Excluding the expense related to the representation and warranty reserve (discussed in Credit Related Costs and Asset Quality below), non-interest income increased 50.0 percent to $281.9 million in the first quarter 2012, compared to $187.9 million in the fourth quarter 2011. The increase was primarily due to an increase in gain on loan sale income, which the Bank believes is driven by strong industry demand and fewer competitors in the marketplace, as compared to both fourth quarter 2011 and first quarter 2011.

First quarter 2012 gain on loan sales totaled $204.9 million, compared to $106.9 million for the fourth quarter 2011. This increase from the prior quarter was a result of increases in gain on loan sale margin, growth in residential first mortgage rate locks, and higher residential first mortgage originations.

Gain on loan sale margin is calculated based on mortgage rate lock commitments and actual loan sales, and is net of sales expenses, hedging costs and representation and warranty expense (i.e., that portion of the reserve established at the time of sale). Gain on loan sale margin increased to 1.89 percent for the first quarter 2012, compared to 1.02 percent for the fourth quarter 2011. Mortgage rate lock commitments increased 32.4 percent to $14.9 billion during the first quarter 2012, compared to $11.2 billion during the fourth quarter 2011.

Residential first mortgage originations, which are principally comprised of agency-eligible residential first mortgages, increased to $11.2 billion during the first quarter 2012, compared to $10.2 billion in the fourth quarter 2011. Loan sales also increased for the first quarter 2012 to $10.8 billion, compared to $10.5 billion for the fourth quarter 2011.

Loan fees and charges increased to $30.0 million in the first quarter 2012, compared to $28.6 million in the fourth quarter 2011, based on increased originations during the quarter.

Net servicing revenue, which is the combination of net loan administration income (including the off-balance hedges of mortgage servicing rights) and the gain (loss) on trading securities (i.e., the on-balance sheet hedges of mortgage servicing rights), increased to $32.9 million during first quarter 2012, compared to $29.0 million during fourth quarter 2011. This increase from the prior quarter was primarily attributable to effective hedge positioning, despite increased rate volatility.

Non-interest Expense

First quarter 2012 non-interest expense was $188.7 million, compared to $205.8 million in the fourth quarter 2011. Excluding asset resolution expense, non-interest expense was $152.0 million in the first quarter 2012, compared to $173.4 million in the fourth quarter 2011. The 12.4 percent decrease from prior quarter was primarily driven by a decrease in general and administrative expenses related to the agreement with the Department of Justice (DOJ Agreement) that the Bank entered into on February 24, 2012, but was recognized in the fourth quarter 2011. The efficiency ratio, as adjusted to exclude credit related costs, improved to 42.6 percent during the first quarter 2012, compared to 65.8 percent during the fourth quarter 2011 (see non-GAAP reconciliation).

Compensation, benefits, and commission expense increased to $81.5 million for the first quarter 2012, compared to $74.2 million in fourth quarter 2011. This 9.8 percent increase from prior quarter primarily reflects increased commission expense attributable to the 9.6 percent increase in residential first mortgage loan origination volume from the prior quarter.

General and administrative expenses decreased to $37.8 million in the first quarter 2012, compared to $67.7 million in the fourth quarter 2011. This decrease from the prior quarter was primarily due to a decrease in litigation settlement expense recorded in the fourth quarter 2011 relating to the DOJ Agreement.

Warrant expense was $2.5 million for the first quarter 2012, compared to income of $0.1 million in the fourth quarter 2011, reflecting the increase in the quarterly valuation of the outstanding warrant liability arising from the increase in the market price of the Company's common stock at March 31, 2012, as compared to December 31, 2011.

Balance Sheet and Funding

Total assets at March 31, 2012 were $14.0 billion, compared to $13.6 billion at December 31, 2011. The increase from the prior quarter was the result of a $692.0 million increase in residential first mortgage loans held-for-sale and a $215.6 million increase in commercial and industrial loans, both consistent with targeted growth strategies associated with transitioning to a more diversified full-service bank by using mortgage banking revenues to fund the growth of commercial and small business / middle market lending. These increases were partially offset by a $444.9 million decrease from the prior quarter in the residential first mortgage loan portfolio, which consists primarily of loans originated prior to 2009. The decrease reflects continued success in strategically reducing the level of this portfolio.

Loans are primarily funded with deposits obtained through community banking centers in Michigan and deposits obtained from public units and investment banking firms. Funds are also obtained through loan repayments and sales of loans and securities in the ordinary course of business, advances from the FHLB in varying maturities depending upon current needs, customer escrow accounts and security repurchase agreements. Several of these sources are relied upon at different times to address daily and forecasted liquidity needs for operational requirements and policy levels while managing overall net interest costs and interest-rate risk.

The Bank maintains a line of credit with the FHLB under which borrowings are collateralized by residential first mortgage loans and other assets of the Bank. At March 31, the Bank's outstanding borrowings on the line were approximately $3.6 billion, and it had approximately $670 million of collateralized borrowing capacity remaining based on pledged collateral. In addition, $757.9 million in cash on hand and interest-earning deposits (excluding other marketable securities) was held on balance sheet.
Credit Related Costs and Asset Quality

Credit related costs consist primarily of loan loss provision expense, provisions related to the representation and warranty reserve, and asset resolution expense. First quarter 2012 credit related costs increased to $213.6 million, compared to $173.2 million in the fourth quarter 2011 (see non-GAAP reconciliation), driven primarily by increases in the loan loss provision expense and provisions related to the representation and warranty reserve.

Loan loss provision expense for the first quarter 2012 was $114.7 million, compared to $63.5 million in the fourth quarter 2011, which included amounts resulting from refinements to existing loss models as well as heightened loan modification activity during the first quarter 2012. First quarter 2012 loan loss provision expense reflected total net charge-offs of $151.7 million, with a net charge-off ratio of 8.99%, compared to $27.5 million, with a net charge-off ratio of 1.60%, in the fourth quarter 2011.

Net charge-offs related to residential first mortgages comprised $94.6 million of the first quarter total, compared to $18.6 million in the fourth quarter 2011. Net charge-offs related to commercial real estate loans were $43.0 million in the first quarter 2012, as compared to $1.7 million in the fourth quarter 2011. These increases from the prior quarter were primarily driven by a write-off of the specific valuation allowance to conform with the OCC's application of regulatory guidance as the Bank transitioned to Call Report requirements for March 31, 2012, as well as the continued heightened level of loan modifications resulting from strategic emphasis on loss mitigation associated with the pre-2009 loan origination portfolio.

At March 31, 2012, allowance for loan losses to loans held-for-investment was 4.2 percent and allowance for loan losses to non-performing loans held-for-investment was 69.1 percent, compared to 4.5 percent and 65.1 percent, respectively, at December 31, 2011. Allowance for loan losses at March 31, 2012 was $281.0 million, compared to $318.0 million at December 31, 2011.

Total non-performing loans (i.e., loans 90 days or more past due and matured loans), which is generally considered a leading indicator of charge-offs, decreased by 16.7 percent to $406.6 million at March 31, 2012, compared to $488.4 million at December 31, 2011. The decrease from the prior quarter was driven primarily by decreases of $69.7 million in non-performing residential first mortgage loans and $7.1 million in commercial real estate loans. Total delinquent loans (i.e., loans 30 days or more past due) also decreased by 15.8 percent to $533.4 million at March 31, 2012, compared to $633.5 million at December 31, 2011.

The Company maintains a representation and warranty reserve on the balance sheet, which reflects the estimate of probable losses it may incur on loans which have been sold or securitized into the secondary market, primarily to the GSEs. At March 31, 2012, the representation and warranty reserve was $142.0 million, an 18.3 percent increase compared to $120.0 million at December 31, 2011. The representation and warranty reserve remains elevated given the continued high level of loan repurchase and reimbursement demands from the GSEs. In the first quarter 2012, provisions related to the representation and warranty reserve, other than as included in our gain on sale computations, were $60.5 million, as compared to $69.3 million in the fourth quarter 2011.

Asset resolution expense, which includes expenses associated with foreclosed properties (including the foreclosure claims in process with respect to government insured loans for which we file claims with the US Department of Housing and Urban Development) increased to $36.8 million in the first quarter 2012, compared to $32.4 million in the fourth quarter 2011. The increase from prior quarter was driven primarily by mark downs on foreclosed commercial real estate properties.

Capital

The Bank remained “well-capitalized” for regulatory purposes at March 31, 2012, due to its regulatory capital ratios of 8.64 percent for Tier 1 capital and 16.06 percent for total risk-based capital. At March 31, 2012, the Company had a Tier 1 common to risk-weighted assets ratio of 8.58 percent and an equity-to-assets ratio of 7.74 percent.

Earnings Conference Call

As previously announced, the Company's quarterly earnings conference call will be held on Tuesday, May 1, 2012 from 11:00 a.m. until noon (Eastern).

Questions for discussion at the conference call may be submitted in advance by e-mail to investors@flagstar.com or asked live during the conference call.

The conference call and accompanying slide presentation will be webcast live on the Investor Relations section of the Company's Web site, www.flagstar.com, with replays available at that site for at least 10 days.

To listen by telephone, please call at least 10 minutes prior to the start of the conference call at (866) 294-1212 toll free or (702) 696-4911 and use passcode: 67450807.

About Flagstar

Flagstar Bancorp, Inc. is a full-service financial services company, offering a range of products and services to consumers, businesses, and homeowners. With $14.0 billion in total assets at March 31, 2012, Flagstar is the largest publicly held savings bank headquartered in the Midwest. As of March 31, 2012, Flagstar operated 113 branches in Michigan, 28 home loan centers in 13 states, and a total of four commercial banking offices in Massachusetts, Connecticut, and Rhode Island. Flagstar originates loans nationwide and is one of the leading originators of residential first mortgage loans. For more information, please visit flagstar.com.
Non-GAAP

This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding the Company's results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconcilement to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that are difficult to predict and could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement. Forward-looking statements contained in this press release and any information related to expectations about future events or results are based upon information available to the Company as of the date hereof. Forward-looking statements can be identified by such words as "anticipates," "intends," "plans," "seeks," "believes," "expects", "estimates," and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements made regarding the Company's results of operations, current expectations, plans or forecasts of core business drivers, credit related costs, asset quality, capital adequacy and liquidity, the implementation of the Company's business plan and growth strategies, and other similar matters. Forward-looking statements may cause actual results to differ materially from current expectations, therefore you should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed in the Company’s filings with the Securities and Exchange Commission ("SEC"), including but not limited to, our Forms 10-K and 10-Q: volatile interest rates that impact, amongst other things, the mortgage banking business, our ability to originate loans and sell assets at a profit, prepayment speeds and our cost of funds; changes in regulatory capital requirements or an inability to achieve or maintain desired capital ratios; actions of mortgage loan purchasers, guarantors and insurers regarding repurchases and indemnity demands and uncertainty related to foreclosure procedures; and our ability to control credit related costs and forecast the adequacy of reserves. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the SEC, the Company undertakes no obligation to update any such statement to reflect events or circumstances after the date on which it is made.

Flagstar Bancorp, Inc.
Consolidated Statements of Financial Condition
(In thousands, except share data)

	March 31, 2012	December 31, 2011	March 31, 2011
Assets	(Unaudited)		(Unaudited)
Cash and cash items	$46,946	$49,715	$49,677
Interest-earning deposits	711,002	681,343	1,665,342
Cash and cash equivalents	757,948	731,058	1,715,019
Securities classified as trading	307,355	313,383	160,650
Securities classified as available-for-sale	448,147	481,352	452,368
Loans held-for-sale ($2,132,842, $1,629,618, and $1,484,824 at fair value at March 31, 2012, December 31, 2011, and March 31, 2011, respectively)	2,492,855	1,800,885	1,609,501
Loans repurchased with government guarantees	2,002,999	1,899,267	1,756,534
Loans held-for-investment ($20,365, $22,651, and $22,198 at fair value at March 31, 2012, December 31, 2011, and March 31, 2011, respectively)	6,659,538	7,038,587	5,764,675
Less: allowance for loan losses	(281,000)	(318,000)	(271,000)
Loans held-for-investment, net	6,378,538	6,720,587	5,493,675
Total interest-earning assets	12,340,896	11,896,817	11,138,070
Accrued interest receivable	108,143	105,200	86,862
Repossessed assets, net	108,686	114,715	146,372
Federal Home Loan Bank stock	301,737	301,737	337,190
Premises and equipment, net	206,573	203,578	233,621
Mortgage servicing rights at fair value	596,830	510,475	635,122
Other assets	332,538	455,236	390,053
Total assets	$14,042,349	$13,637,473	$13,016,967
Liabilities and Stockholders' Equity
Deposits	$8,599,153	$7,689,988	$7,748,910
Federal Home Loan Bank advances	3,591,000	3,953,000	3,400,000
Long-term debt	248,585	248,585	248,610
Total interest-bearing liabilities	12,438,738	11,891,573	11,397,520
Accrued interest payable	10,124	8,723	10,124
Representation and warranty reserve	142,000	120,000	79,400
Other liabilities ($19,100, $18,300, and $0 at fair value at March 31, 2012, December 31, 2011, and March 31, 2011, respectively)	364,066	537,461	292,901
Total liabilities	12,954,928	12,557,757	11,779,945
Stockholders' Equity
Preferred stock $0.01 par value, liquidation value $1,000 per share, 25,000,000 shares authorized; 266,657 issued and outstanding and outstanding at March 31, 2012, December 31, 2011, and March 31, 2011, respectively	256,139	254,732	250,572
Common stock $0.01 par value, 700,000,000 shares authorized; 557,132,814, 555,775,639, and 553,711,848 shares issued and outstanding at March 31, 2012, December 31, 2011, and March 31, 2011, respectively	5,571	5,558	5,537
Additional paid in capital	1,467,476	1,466,461	1,462,620
Accumulated other comprehensive income (loss)	6,167	(7,819)	(9,760)
Accumulated deficit	(647,932)	(639,216)	(471,947)
Total stockholders' equity	1,087,421	1,079,716	1,237,022
Total liabilities and stockholders' equity	$14,042,349	$13,637,473	$13,016,967

Flagstar Bancorp, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Interest Income
Loans	$113,908	$116,790	$102,115
Securities classified as available-for-sale or trading	8,571	8,929	8,097
Interest-earning deposits and other	412	426	968
Total interest income	122,891	126,145	111,180
Interest Expense
Deposits	18,986	20,944	27,022
FHLB advances	27,394	27,646	29,979
Other	1,778	1,692	1,606
Total interest expense	48,158	50,282	58,607
Net interest income	74,733	75,863	52,573
Provision for loan losses	114,673	63,548	28,309
Net interest income after provision for loan losses	(39,940)	12,315	24,264
Non-Interest Income
Loan fees and charges	29,973	28,610	16,138
Deposit fees and charges	4,923	6,332	7,500
Loan administration	38,885	28,295	39,336
(Loss) gain on trading securities	(5,971)	674	(74)
Loss on trading securities residuals	(409)	(847)	(2,381)
Net gain on loan sales	204,853	106,919	50,184
Net loss on sales of mortgage servicing rights	(2,317)	(2,823)	(112)
Net gain on securities available-for-sale	310	—	—
Net gain (loss) on sale of assets	27	21,379	(1,036)
Total other-than-temporary impairment gain (loss)	3,872	(11,569)	—
(Loss) gain recognized in other comprehensive income before taxes	(5,047)	4,437	—
Net impairment losses recognized in earnings	(1,175)	(7,132)	—
Representation and warranty reserve - change in estimate	(60,538)	(69,279)	(20,427)
Other fees and charges, net	12,816	6,493	7,138
Total non-interest income	221,377	118,621	96,266
Non-Interest Expense
Compensation, commissions and benefits	81,455	74,162	63,308
Occupancy and equipment	16,950	19,448	16,618
Asset resolution	36,770	32,408	38,110
Federal insurance premiums	12,324	11,401	8,725
Other taxes	946	606	866
Warrant expense (income)	2,549	138	(827)
General and administrative	37,752	67,674	20,430
Total non-interest expense	188,746	205,837	147,230
Loss before federal income taxes	(7,309)	(74,901)	(26,700)
Provision for federal income taxes	—	264	264
Net Loss	(7,309)	(75,165)	(26,964)
Preferred stock dividend/accretion	(1,407)	(3,016)	(4,710)
Net loss applicable to common stockholders	$(8,716)	$(78,181)	$(31,674)
Loss per share
Basic	$(0.02)	$(0.14)	$(0.06)
Diluted	$(0.02)	$(0.14)	$(0.06)

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial and Statistical Data
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
Summary of Consolidated Statements of Operations	March 31, 2012	December 31, 2011	March 31, 2011
Return on average assets	(0.25)%	(2.21)%	(0.96)%
Return on average equity	(3.07)%	(27.56)%	(10.17)%
Efficiency ratio (1)	63.7%	105.8%	98.8%
Efficiency ratio (credit-adjusted) (1)	42.6%	65.8%	64.5%
Equity/assets ratio (average for the period)	8.00%	8.02%	9.48%
Residential first mortgage loans originated	$11,169,409	$10,187,100	$4,856,384
Other loans originated	$271,445	$199,529	$31,464
Mortgage loans sold and securitized	$10,829,798	$10,476,542	$5,829,508
Interest rate spread - Bank only (2)	2.15%	2.15%	1.62%
Net interest margin - Bank only (3)	2.41%	2.43%	1.87%
Interest rate spread - Consolidated (2)	2.13%	2.13%	1.61%
Net interest margin - Consolidated (3)	2.35%	2.37%	1.81%
Average common shares outstanding	556,623,046	555,359,916	553,554,886
Average fully diluted shares outstanding	556,623,046	555,359,916	553,554,886
Average interest earning assets	$12,640,668	$12,752,968	$11,473,046
Average interest paying liabilities	$10,994,258	$11,018,201	$10,460,463
Average stockholder's equity	$1,136,618	$1,134,716	$1,245,229
Charge-offs to average investment loans (annualized)	8.99%	1.60%	2.14%

	March 31, 2012	December 31, 2011	March 31, 2011
Equity/assets ratio	7.74%	7.92%	9.50%
Tier 1 capital ratio (4)	8.64%	8.95%	9.87%
Total risk-based capital ratio (4)	16.06%	16.64%	20.51%
Book value per common share	$1.49	$1.48	$1.78
Number of common shares outstanding	557,132,814	555,775,639	553,711,848
Mortgage loans serviced for others	$68,207,554	$63,770,676	$59,577,239
Weighted average service fee (bps)	28.7	30.8	30.2
Capitalized value of mortgage servicing rights	0.88%	0.80%	1.07%
Ratio of allowance for loan losses to non-performing loans held-for-investment (5)	69.1%	65.1%	73.6%
Ratio of allowance for loan losses to loans held-for-investment (5)	4.22%	4.52%	4.70%
Ratio of non-performing assets to total assets (bank only)	3.67%	4.43%	4.26%
Number of bank branches	113	113	162
Number of loan origination centers	28	27	29
Number of employees (excluding loan officers and account executives)	2,970	2,839	3,030
Number of loan officers and account executives	311	297	306

(1)	See Non-GAAP reconciliation.

(2)
Interest rate spread is the difference between the annualized average yield earned on average interest-earning assets for the period and the annualized average rate of interest paid on average interest-bearing liabilities for the period.

(3)	Net interest margin is the annualized effect of the net interest income divided by that period's average interest-earning assets.

(4)	Based on adjusted total assets for purposes of core capital and risk-weighted assets for purposes of total risk-based capital. These ratios are applicable to the Bank only.

(5)	Bank only and does not include non-performing loans held-for-sale.

	Loan Originations (Dollars in thousands) (Unaudited)
	For the Three Months Ended
	March 31, 2012		December 31, 2011		March 31, 2011
Consumer loans:
Residential first mortgage	$11,169,409	97.7%	$10,187,100	98.1%	$4,856,312	99.3%
Other consumer	4,479	—%	3,033	—%	1,200	0.1%
Total consumer loans	11,173,888	97.7%	10,190,133	98.1%	4,857,512	99.4%
Commercial loans	266,966	2.3%	196,496	1.9%	30,163	0.6%
Total loan originations	$11,440,854	100.0%	$10,386,629	100.0%	$4,887,675	100.0%

Loans Held-for-Investment
(Dollars in thousands)
(Unaudited)

	March 31, 2012		December 31, 2011		March 31, 2011
Consumer loans:
Residential first mortgage and construction	$3,304,889	49.7%	$3,749,821	53.1%	$3,755,018	65.2%
Second mortgage	132,463	2.0%	138,912	2.0%	165,161	2.8%
Warehouse lending	1,104,205	16.6%	1,173,898	16.7%	303,785	5.3%
HELOC	209,228	3.1%	221,986	3.2%	255,012	4.4%
Other	62,111	0.9%	67,613	1.0%	81,037	1.4%
Total consumer loans	4,812,896	72.3%	5,352,230	76.0%	4,560,013	79.1%
Commercial loans:
Commercial real estate	1,157,911	17.3%	1,242,969	17.7%	1,170,198	20.3%
Commercial and industrial	544,481	8.2%	328,879	4.7%	9,326	0.2%
Commercial lease financing	144,250	2.2%	114,509	1.6%	25,138	0.4%
Total commercial loans	1,846,642	27.7%	1,686,357	24.0%	1,204,662	20.9%
Total loans held-for-investment	$6,659,538	100.0%	$7,038,587	100.0%	$5,764,675	100.0%

Composition of Mortgage Loans Held-for-Investment
(In thousands)
(Unaudited)

	March 31, 2012		December 31, 2011
	Portfolio Balance (1)	Allowance (1)	Portfolio Balance (1)	Allowance (1)
Performing modified (TDR)	$588,892	$77,132	$496,187	$40,760
Performing with government insurance	95,308	—	99,142	—
Other performing	2,463,603	84,728	2,841,053	58,064
Non-performing - 90+ day delinquent	171,700	13,316	323,926	92,082
Non-performing with government insurance	61,733	—	67,938	1,160
30 day and 60 day delinquent	56,116	2,553	60,487	3,818
Total	$3,437,352	$177,729	$3,888,733	$195,884

	March 31, 2011
	Portfolio Balance (1)	Allowance (1)
Performing modified (TDR)	$562,570	$45,309
Performing with government insurance	127,953	—
Other performing	2,958,319	59,684
Non-performing - 90+ day delinquent	146,951	38,986
Non-performing with government insurance	66,460	1,513
30 day and 60 day delinquent	57,926	4,642
Total	$3,920,179	$150,134

(1)	Includes residential first mortgage, second mortgage and construction loans.

Composition of Commercial Loans Held-for-Investment
(In thousands)
(Unaudited)

	March 31, 2012		December 31, 2011
	Portfolio Balance (1)	Allowance (1)	Portfolio Balance (1)	Allowance (1)
Performing - not impaired	$1,605,146	$60,177	$1,308,000	$32,970
Special mention - not impaired	72,742	4,837	153,795	12,016
Impaired	82,112	17,266	125,650	32,944
Non-performing - not impaired	53	4	2,928	97
Non-performing	86,589	1,793	95,984	25,560
Total	$1,846,642	$84,077	$1,686,357	$103,587

	March 31, 2011
	Portfolio Balance (1)	Allowance (1)
Performing - not impaired	$893,670	$33,766
Special mention - not impaired	97,624	7,316
Impaired	5,649	957
Non-performing - not impaired	63,915	15,834
Non-performing	143,804	36,429
Total	$1,204,662	$94,302

(1)	Includes commercial real estate, commercial and industrial, and commercial lease financing loans.

Allowance for Loan Losses
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Beginning balance	$318,000	$282,000	$274,000
Provision for loan losses	114,673	63,548	28,309
Charge-offs
Consumer loans:
Residential first mortgage	(95,189)	(19,042)	(3,102)
Second mortgage	(5,283)	(2,672)	(5,778)
Construction	(243)	—	—
Warehouse lending	—	(562)	—
HELOC	(6,419)	(3,515)	(5,063)
Other	(1,190)	(916)	(839)
Total consumer loans	(108,324)	(26,707)	(14,782)
Commercial loans:
Commercial real estate	(45,033)	(2,527)	(19,289)
Commercial and industrial	(1,581)	—	(48)
Total commercial loans	(46,614)	(2,527)	(19,337)
Total charge-offs	(154,938)	(29,234)	(34,119)
Recoveries
Consumer loans:
Residential first mortgage	549	400	484
Second mortgage	249	65	866
Construction	1	1	1
Warehouse lending	—	—	5
HELOC	257	57	486
Other	212	319	239
Total consumer loans	1,268	842	2,081
Commercial loans:
Commercial real estate	1,992	844	729
Commercial and industrial	5	—	—
Total commercial loans	1,997	844	729
Total recoveries	3,265	1,686	2,810
Charge-offs, net of recoveries	(151,673)	(27,548)	(31,309)
Ending balance	$281,000	$318,000	$271,000
Net charge-off ratio	8.99%	1.60%	2.14%

Composition of Allowance for Loan Losses
As of March 31, 2012
(In thousands)
(Unaudited)

	Collectively Evaluated Reserves (1)	Individually Evaluated Reserves (2)	Total
Consumer loans:
Residential first mortgage and construction	$73,092	$85,569	$158,661
Second mortgage	15,724	3,343	19,067
Warehouse lending	1,824	—	1,824
HELOC	14,760	18	14,778
Other	2,593	—	2,593
Total consumer loans	107,993	88,930	196,923
Commercial loans:
Commercial real estate	52,410	19,060	71,470
Commercial and industrial	2,654	—	2,654
Commercial lease financing	9,953	—	9,953
Total commercial loans	65,017	19,060	84,077
Total allowance for loan losses	$173,010	$107,990	$281,000

(1)
Represents loans collectively evaluated for impairment in accordance with ASC 450-20, Loss Contingencies (formerly FAS 5), and pursuant to amendments by ASU 2010-20 regarding allowance for unimpaired loans.

(2)	Represents loans individually evaluated for impairment in accordance with ASC 310-10, Receivables (formerly FAS 114), and pursuant to amendments by ASU 2010-20 regarding allowance for impaired loans.

Non-Performing Loans and Assets
(Dollars in thousands)
(Unaudited)

	March 31, 2012	December 31, 2011	March 31, 2011
Non-performing loans held-for-investment	$406,583	$488,367	$368,152
Real estate and other non-performing assets, net	108,686	114,715	178,774
Non‑performing assets held-for-investment, net	515,269	603,082	546,926
Non-performing loans available-for-sale	2,842	4,573	6,598
Total non-performing assets including loans available-for-sale	$518,111	$607,655	$553,524
Ratio of non‑performing loans held-for- investment to loans held-for-investment	6.11%	6.94%	6.39%
Ratio of non-performing assets to total assets (bank)	3.67%	4.43%	4.26%

Asset Quality - Loans Held-for-Investment
(Dollars in thousands)
(Unaudited)

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days	Total Past Due	Total Investment Loans
March 31, 2012
Consumer loans (1)	$67,719	$39,133	$314,232	$421,084	$4,812,896
Commercial loans (1)	11,133	8,802	92,351	112,286	1,846,642
Total loans	$78,852	$47,935	$406,583	$533,370	$6,659,538
December 31, 2011
Consumer loans (1)	$83,670	$41,602	$387,362	$512,634	$5,352,230
Commercial loans (1)	7,464	12,385	101,005	120,854	1,686,357
Total loans	$91,134	$53,987	$488,367	$633,488	$7,038,587
March 31, 2011
Consumer loans (1)	$88,580	$47,848	$217,249	$353,677	$4,560,013
Commercial loans (1)	5,552	8,189	150,903	164,644	1,204,662
Total loans	$94,132	$56,037	$368,152	$518,321	$5,764,675

(1)
Consumer loans include: residential first mortgage, second mortgage, construction, warehouse lending, HELOC, and other consumer loans. Commercial loans include: commercial real estate, commercial and industrial, and commercial lease financing loans.

Gain on Loan Sales and Securitizations
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	March 31, 2012		December 31, 2011		March 31, 2011
Description	(000's)	bps	(000's)	bps	(000's)	bps
Valuation (loss) gain:
Value of interest rate locks	$(2,700)	(2)	$(19,033)	(18)	$(616)	(1)
Value of forward sales	43,810	40	17,793	17	(41,361)	(69)
Fair value of loans held-for-sale	121,066	112	96,911	92	44,322	76
LOCOM adjustments on loans held-for-investment	(21)	—	—	—	(30)	—
Total valuation gains	162,155	150	95,671	91	2,315	6

Sales gains (losses):
Marketing gains, net of adjustments	131,512	121	73,560	70	751	1
Pair-off (losses) gains	(83,763)	(77)	(58,831)	(56)	48,458	83
Provision for representation and warranty reserve	(5,051)	(5)	(3,481)	(3)	(2,339)	(4)
Total sales gains	42,698	39	11,248	11	46,870	80
Total gain on loan sales and securitizations	$204,853	189	$106,919	102	$49,185	86
Total loan sales and securitizations	$10,829,798		$10,476,542		$5,829,508

Average Balances, Yields and Rates
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	March 31, 2012		December 31, 2011		March 31, 2011
	Average Balance	Annualized Yield/Rate	Average Balance	Annualized Yield/Rate	Average Balance	Annualized Yield/Rate
Interest-Earning Assets:
Loans held-for-sale	$2,393,725	4.05%	$2,468,813	3.94%	$1,683,814	4.44%
Loans repurchased with government guarantees	2,022,338	3.38%	1,849,827	3.44%	1,745,391	2.93%
Loans held-for-investment:
Consumer loans (1)	4,990,827	4.33%	5,288,088	4.37%	4,615,688	4.83%
Commercial loans (1)	1,755,917	4.21%	1,620,132	4.53%	1,228,478	4.85%
Loans held-for-investment	6,746,744	4.30%	6,908,220	4.40%	5,844,166	4.84%
Securities classified as available-for-sale or trading	786,275	4.36%	813,865	4.39%	629,444	5.15%
Interest-earning deposits and other	691,586	0.24%	712,242	0.24%	1,570,231	0.25%
Total interest-earning assets	12,640,668	3.89%	12,752,967	3.94%	11,473,046	3.88%
Other assets	1,566,508		1,401,566		1,665,367
Total assets	$14,207,176		$14,154,533		$13,138,413
Interest-Bearing Liabilities:
Demand deposits	$346,542	0.26%	$382,419	0.29%	$398,360	0.39%
Savings deposits	1,610,197	0.83%	1,432,094	0.81%	1,075,253	0.90%
Money market deposits	486,907	0.54%	531,981	0.61%	555,983	0.78%
Certificate of deposits	3,084,884	1.35%	3,010,919	1.52%	3,185,614	1.93%
Total retail deposits	5,528,530	1.06%	5,357,413	1.15%	5,215,210	1.48%
Demand deposits	98,724	0.49%	82,278	0.52%	77,747	0.54%
Savings deposits	270,601	0.57%	379,959	0.60%	357,122	0.65%
Certificate of deposits	392,656	0.66%	407,386	0.60%	251,646	0.69%
Total government deposits	761,981	0.61%	869,623	0.60%	686,515	0.65%
Wholesale deposits	357,532	3.74%	464,104	3.47%	841,073	3.34%
Total deposits	6,648,043	1.15%	6,691,140	1.24%	6,742,798	1.63%
FHLB advances	4,097,630	2.69%	4,078,476	2.69%	3,469,055	3.50%
Other	248,585	2.88%	248,585	2.70%	248,610	2.62%
Total interest-bearing liabilities	10,994,258	1.76%	11,018,201	1.81%	10,460,463	2.27%
Other liabilities	2,076,300		2,001,616		1,432,721
Stockholder's equity	1,136,618		1,134,716		1,245,229
Total liabilities and stockholder's equity	$14,207,176		$14,154,533		$13,138,413

(1)
Consumer loans include: residential first mortgage, second mortgage, construction, warehouse lending, HELOC and other consumer loans. Commercial loans include: commercial real estate, commercial and industrial, and commercial lease financing loans.

Non-GAAP Reconciliation
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Pre-tax, pre-credit-cost revenue
Loss before tax provision	$(7,309)	$(74,901)	$(26,700)
Add back:
Provision for loan losses	114,673	63,548	28,309
Asset resolution	36,770	32,408	38,110
Other than temporary impairment on AFS investments	1,175	7,132	—
Representation and warranty repurchase reserve - change in estimate	60,538	69,279	20,427
Write down of residual interest	409	847	2,381
Total credit-related-costs:	213,565	173,214	89,227
Pre-tax, pre-credit-cost revenue	$206,256	$98,313	$62,527

Efficiency ratio (credit-adjusted)
Net interest income (a)	$74,733	$75,863	$52,573
Non-interest income (b)	221,377	118,621	96,266
Add: Representation and warranty repurchase reserve - change in estimate (d)	60,538	69,279	20,427
Adjusted revenue	356,648	263,763	169,266
Non-interest expense (c)	188,746	205,837	147,230
Less: Asset resolution expense (e)	(36,770)	(32,408)	(38,110)
Adjusted non-interest expense	$151,976	$173,429	$109,120
Efficiency ratio (c/(a+b))	63.7%	105.8%	98.8%
Efficiency ratio (credit-adjusted) ((c-e)/((a+b)+d)))	42.6%	65.8%	64.5%

	March 31, 2012	December 31, 2011	March 31, 2011
Non-performing assets / Tier 1 capital + allowance for loan losses
Non-performing assets	$515,269	$603,082	$546,926
Tier 1 capital	$1,207,237	$1,215,220	$1,278,258
Allowance for loan losses	281,000	318,000	271,000
Tier 1 capital + allowance for loan losses	$1,488,237	$1,533,220	$1,549,258
Non-performing assets / Tier 1 capital + allowance for loan losses	34.6%	39.3%	35.3%

Tier 1 common
Tier 1 capital	$1,207,237	$1,215,220	$1,278,258
Adjustments
Preferred stock	(266,657)	(266,657)	(266,657)
Qualifying trust preferred securities	(240,000)	(240,000)	(240,000)
Tier 1 common	700,580	708,563	771,601
Total risk-weighted assets (1)	$8,168,050	$7,905,062	$6,644,851
Tier 1 common ratio	8.58%	8.96%	11.61%

(1)
Under the regulatory guidelines for risk-based capital, on-balance sheet assets and credit equivalent amounts of derivatives and off-balance sheet items are assigned to one of several broad risk categories according to the obligor or, if relevant, the guarantor or the nature of any collateral. The aggregate dollar amount in each risk category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are aggregated for determining total risk-weighted assets.